UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ECOBLU PRODUCTS, INC. (Exact name of registrant as specified in its charter)

Colorado	20-8677788

(State of incorporation)	(I.R.S. Employer Identification No.)

909 West Vista Way Vista, CA 92083 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered
Name of each exchange on which each class is to be so registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ] If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ] Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value (Title of class) (Title of class)

Ecoblu Products, Inc. Form 8-A

Item 1. Description of Registrant’s Securities to be Registered

Authorized Capital Stock

The authorized capital stock of the Company consists of 100,000,000 shares of common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on matters submitted to a vote of shareholders. Under provisions of Colorado law, cumulative voting of shares is allowed in the election of directors. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors of the Company out of legally available funds. Upon the liquidation, dissolution or winding up of the company, the holders of common stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. We are not authorized to issue any preferred stock.

Item 2. Exhibits

EcoBlu Products includes by reference the following exhibits:

3.1	Articles of Incorporation; filed with the Registrant’s Registration Statement on Form SB-2, August 23, 2007

3.2	Bylaws; filed with the Registrant’s Registration Statement on Form SB-2, August 23, 2007

3.3	Amended Articles of Incorporation – Name Change to EcoBlu Products Inc. July 31, 2009; filed with the Registrant’s Form 8-K, October 22, 2009

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)
ECOBLU PRODUCTS, INC.
Date: January 14, 2010
By: \s\	Steve Conboy, President

Steve Conboy, President
Principal Executive Officer and Principal Financial Officer